Exhibit 4.2

Abengoa, S.A.

c/ Energia Solar, 1

Palmas Altas

41014 Sevilla (Spain)

Name

Address

Code

Seville, xx 201x

Dear xxx:

As your Business Group Manager will have already informed you, we have launched an extraordinary variable remuneration plan that will take effect from 2014 (New Plan 4+).

This extraordinary variable remuneration accrues only once over the course of five years for the 2014-2018 period and is not repeated.

The purpose of the New Plan 4+ is to reward employees that remain with the company, developing the objectives defined in the Strategic Plan. Consequently, the plan is only considered to be fulfilled if you have continuously worked for any company in the Abengoa group until 31 December 2018, and the average price of the Abengoa class B share during the last three months of 2018 is no less than €5.37 per share.

The amount of this remuneration is freely determined by the management, in line with the professional circumstances and duties of each beneficiary.

In your case, this remuneration is: € xxx

Please would you send me the original copy of this letter, duly signed by yourself, to confirm that you understand and accept these conditions, which is a pre-requisite to joining the plan. The signature and date must be witnessed by a notary public or official witness in order for the document to be accepted as an original.

Juan Carlos Jiménez Lora

Remuneration Manager

Signed:

Date:

Abengoa, S.A.

c/ Energia Solar, 1

Palmas Altas

41014 Sevilla (Spain)

<<Nombre_>>
<<Domicilio>>
<<Ciudad>>

Seville, 21 July 2014.

<<Saludo>> <<Nombre>>,

As your Business Group Manager will have already informed you, we have launched an extraordinary variable remuneration plan that will take effect from 2014 (New Plan 4+). This new plan replaces and cancels the current Plan 4+ in the event that you were previously a beneficiary of this.

This extraordinary variable remuneration accrues only once over the course of five years for the 2014-2018 period and is not repeated. The current P4+ Plan comprises two different tranches:

•      Tranche A: Its purpose is to reward fulfilment of your personal targets(*), based on achievement of the objectives defined in the Strategic Plan, according to the criteria and formulas established for that purpose, to be paid to the people identified by the management.

These people must remain with the company until the end of the period in question, performing the duties that gave rise to their initial inclusion, except in the case of retirement or death, in which case the consolidated part of the plan will be paid at the end of the period, provided that the conditions established for the accrual of the amount are met, which includes the requirement for the average price of Abengoa’s Class B shares to be no less than 5.37 euros during the last three months of 2018.

•      Tranche B: The purpose of this tranche is to reward employees that remain with the company, developing the objectives defined in the Strategic Plan. Consequently, the plan is only considered to be fulfilled if you have continuously worked for any company in the Abengoa group until 31 December 2018, and the average price of the Abengoa class B share during the last three months of 2018 is no less than €5.37 per share.

The amount of this remuneration is freely determined by the management, in line with the professional circumstances and duties of each beneficiary.

In your case, this remuneration is:

•   Tranche A: € xx

•   Tranche B: € zz

Please would you send me the original copy of this letter, duly signed by yourself, to confirm that you understand and accept these conditions, which is a pre-requisite to joining the plan. The signature and date must be witnessed by a notary public or official witness in order for the document to be accepted as an original.

Juan Carlos Jiménez Lora

Remuneration Manager

Signed: < Name >

Date:

(*) To consolidate fulfilment of the objectives, the Beneficiary must:

a)                                     Remain with the company for the whole of the five year period, until the end of the Plan.

b)                                     Have the right to the annual bonus (according to the defined procedure in which at least 90% of the established bonus must be achieved) and have achieved all of his/her defined targets. In the case of Corporate, he/she must also achieve what is specifically set by the Chairman or Business Group Manager, as appropriate.

c)                                      The degree of annual achievement shall be measured using the following scale, notwithstanding the fact that accrual and payment only occurs at the end of the fifth year.

2014	Consolidates	20%
2015	Consolidates	20%
2016	Consolidates	20%
2017	Consolidates	20%
2018	Consolidates	20%

Payment shall be made within the six months following the end of the five year period (meaning prior to June 30, 2019) and once the corresponding audit report for the company in question has been obtained, without reservations.

d)                                     Fulfilment of the consolidated budget of the Business Group or Abengoa for 2018 according to the Strategic Plan

e)                                      The average price of Abengoa’s Class B share a not less than 5.37 euros per share during the last three months of 2018.